Exhibit 16

June 9, 2003

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs:

We have read Item 4 included in the Form 8-K dated June 9, 2003 of Kimball International, Inc. Retirement Plan to be filed with the Securities and Exchange Commission.  We are in agreement with the Registrant's statements in the second and third paragraphs therein and have no basis to agree or disagree with the other statements.

Sincerely,

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC